Exhibit 99.1

IDW Reports Third Quarter Fiscal 2021 Results

Resurgent Direct Market Sales Drove 30% Increase in Publishing Revenue

Proceeds from Capital Raise Slated Primarily for Investment in Original Content

Uplist to NYSE American Completed

NEWARK, NJ and LOS ANGELES, CA / September 13, 2021 / IDW Media Holdings, Inc. (NYSE America: IDW), an integrated media company, today reported a net loss per share of $0.09 on revenue of $6.8 million for the three months ended July 31, 2021.

Third Quarter Fiscal 2021 (3Q21) Highlights

●	The company successfully completed a capital raise generating net proceeds of $9.6 million following the quarter close. The Company intends to utilize the majority of the proceeds to enhance investment in outstanding original content through partnerships with authors and creators.

●	In conjunction with the capital raise, the company uplisted its Class B common stock from the OTC market to the NYSE American exchange with the ticker symbol ‘IDW’.

●	Consolidated revenue decreased to $6.8 million from $8.5 million in 3Q20.

●	IDW Publishing revenue increased 30% to $6.8 million – its highest third quarter revenue in five years –from $5.2 million in 3Q20. The increase was driven by direct market sales and sales of titles from licensing partners. IDW Entertainment reported no revenue in 3Q21, but expects to record revenue from Locke & Key S2 in 4Q21.

●	Consolidated loss from operations decreased to $2.1 million compared to $3.4 million in 3Q20.

●	Net loss per share narrowed to $0.09 from a net loss per share of $0.47 in 3Q20. The decreased net loss reflects the improved results from continuing operations, a gain on the forgiveness of one of the company’s two PPP loans of $1.2 million and a loss from discontinued operations of $1.1 million in 3Q20.

Comments from Ezra Rosensaft, Chief Executive Officer

“We took important steps to accelerate our growth trajectory, strengthen our balance sheet, and enhance the visibility and liquidity of our stock during and immediately after the third quarter. Most notably, our successful capital raise will enable us to significantly enhance our pipeline of high-quality original content for development across our publishing and entertainment businesses. Our development of the Locke & Key franchise is a protype for how we will leverage the mutual synergies between publishing and entertainment to build fandoms based on original IP.”

“IDW Publishing again operated in the black during the third quarter. The reviving direct market helped boost sales of some of our most popular licensed titles led by Teenage Mutant Ninja Turtles’ The Last Ronin #3. In the book market, They Called Us Enemy continued to outperform expectations, while The Locke & Key Keyhouse Compendium was a strong seller for us in both the direct and indirect markets.

“At IDW Entertainment, we welcomed entertainment veteran Paul Davidson to lead the business. Paul is overseeing both development and production, and will drive the company’s expansion on television and other entertainment platforms. And speaking of television, we are looking forward to the premiere of Locke & Key’s second season on Netflix in October, and season three in 2022.”

Consolidated P&L Highlights

(In millions, except income (loss) per share, unaudited)	3Q21	2Q21	3Q20
Revenue	$6.8	$10.1	$8.5
Direct cost of revenue	$3.8	$4.7	$8.1
SG&A including non-cash compensation	$5.0	$4.9	$3.7
Non-cash compensation included in SG&A	$0.1	$0.1	$-
Depreciation & amortization	$0.1	$0.1	$0.1
(Loss) income from operations	$(2.1)	$0.4	$(3.4)
Net (loss) income from continuing operations	$(0.9)	$0.6	$(3.4)
(Loss) from discontinued operations, net	$-	$(0.2)	$(1.1)
Gain on sale of discontinued operations	$-	$2.1	$-
Net (loss) income	$(0.9)	$2.5	$(4.5)
(Loss) income per share – continuing operations	$(0.09)	$0.27	$(0.35)
Loss per share – discontinued operations	$-	$(0.02)	$(0.12)
Net (loss) income per share	$(0.09)	$0.25	$(0.47)

Segment P&L Highlights

(Does not include corporate overhead.)

(in millions, unaudited)	3Q21	2Q21	3Q20
Revenue
IDW Publishing	$6.8	$6.0	$5.2
IDW Entertainment	-	$4.2	$3.3

Income (loss) from operations*
IDW Publishing	$0.1	$(0.5)	-
IDW Entertainment	$(1.8)	$1.2	$(3.2)
CTM*	-	$(0.2)	-
Corporate (unallocated overhead)	$(0.3)	$(0.3)	$(0.1)

*	CTM’s bottom-line results are reported as ‘Loss from discontinued operation, net’ in all applicable periods prior to its sale on February 15, 2021.

Financial Take-Aways

(All results are for 3Q21 compared to 3Q20)

●	Revenue:

o	IDW Publishing (IDWP): Direct market recovery continued to drive publishing revenue growth, led by sales of titles from licensed partner properties including TMNT, Star Wars, Godzilla, GI Joe and Transformers. Trade market sales, which contributed nearly half of print revenue, were dominated by IDW originals including They Called Us Enemy, March and Locke & Key. Digital and game sales also contributed to the increase.

o	IDW Entertainment (IDWE): Generated no revenue in the third quarter, but, looking ahead, expects to recognize Locke & Key Season 2 revenue in 4Q21.

●	Income (loss) from Operations:

o	IDWP: Resurgent direct market sales drove an increase in gross profit substantially offset by increased SG&A expense.

o	IDWE: The loss from operations narrowed from the loss in the year ago quarter on recognition of Wynonna Earp and V-Wars associated expenses.

●	Balance Sheet Highlights: At July 31, 2021, prior to closing the capital raise, IDW’s cash balance was $9.9 million. Working capital (current assets less current liabilities) totaled $11.9 million. Non-current liabilities totaled $1.1 million including the $1.0 million long-term portion of a $1.2 million PPP loan.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time to present results, outlook and strategy followed by Q&A with investors.

To listen to the call and participate in the Q&A, dial 1-844-369-8770 (U.S. - toll free) or 1-862-298-0840 (international - toll) and request the ‘IDW Media call.’

A replay of the conference call can be accessed approximately three hours after the call concludes through September 27, 2021 by dialing 1-877-481-4010 (toll free - U.S.) or 1-919-882-2331 (toll - international) and providing this replay PIN number: 42753. A replay will also be available via streaming audio through the IDW investor relations website.

About IDW

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Investor Contact

IDW Media Investor Relations
investor.relations@idwmh.com

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	July 31, 2021 (unaudited)	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$9,908	$10,541
Trade accounts receivable, net	6,067	22,921
Inventory	3,327	3,754
Prepaid expenses	2,380	1,361
Current assets held for sale from discontinued operations	-	11,171
Total current assets	21,682	49,748
Property and equipment, net	368	410
Right-of-use assets, net	422	771

Investments	-	25
Intangible assets, net	19	52
Goodwill	199	199
Television costs, net	1,502	2,926
Other assets	463	527
Total assets	$24,655	$54,658
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,026	$1,406
Accrued expenses	2,930	2,458
Production costs payable	2,861	1,495
Deferred revenue	2,244	2,385
Bank loans payable – current portion	-	14,204
Government loans- current portion	190	793
Operating lease obligations – current portion	496	562
Other current liabilities	-	69
Current liabilities held for sale from discontinued operations	-	8,540
Total current liabilities	9,747	31,912
Non-current liabilities
Operating lease obligations – long term portion	24	368
Government loans – long term portion	1,005	403
Related party loans payable – long term portion	-	3,750
Total liabilities	$10,776	$36,433
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares – 500; no shares issued and outstanding at July 31, 2021 and October 31, 2020, respectively	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 10,033 and 9,986 shares issued and 9,514 and 9,467 shares outstanding at July 31, 2021 and October 31, 2020, respectively	94	93
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at July 31, 2021 and October 31, 2020, respectively	5	5
Additional paid-in capital	94,354	111,379
Accumulated other comprehensive loss	-	(60)
Accumulated deficit	(79,378)	(91,996)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at July 31, 2021 and October 31, 2020	(1,196)	(1,196)
Total stockholders’ equity	13,879	18,225
Total liabilities and stockholders’ equity	$24,655	$54,658

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in thousands, except per share data)	2021	2020	2021	2020

Revenues	$6,779	$8,487	$25,332	$28,093

Costs and expenses:
Direct cost of revenues	3,813	8,093	17,771	23,004
Selling, general and administrative	4,986	3,742	14,147	12,761
Depreciation and amortization	62	61	182	190
Total costs and expenses	8,861	11,896	32,100	35,955
Loss from operations	(2,082)	(3,409)	(6,768)	(7,862)

Interest (expense) income, net	(13)	(13)	128	(33)
Other income (expense), net	1,154	-	1,141	(61)
Net loss from continuing operations	(941)	(3,422)	(5,499)	(7,956)

Loss from discontinued operations, net	-	(1,126)	(1,280)	(3,818)
Gain on sale of discontinued operations	-	-	2,123	-
Net loss	$(941)	$(4,548)	$(4,656)	$(11,774)

Basic and diluted loss per share (note 2):
Continuing operations	$(0.09)	$(.35)	$(0.34)	$(.92)
Discontinued operations, net	-	(.12)	(0.13)	(.44)
Net loss	$(0.09)	$(.47)	$(0.47)	$(1.36)

Weighted-average number of shares used in the calculation of basic and diluted loss per share:	9,977	9,641	9,966	8,646

Dividend declared per common share:	$0.00	$0.00	$0.00	$0.00

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Nine months ended July 31, (in thousands)	2021	2020
Operating activities:
Net loss	$(4,656)	$(11,774)
Adjustments to reconcile net loss to net cash provided by provided by operating activities:
Depreciation and amortization	369	794
Amortization of finance leases	108	315
Bad debt expense	(91)	576
Stock based compensation	246	932
Amortization of right-of-use asset	631	1,210
Gain on sale of discontinued operations	(2,123)	-
Loss on deconsolidation of subsidiary	-	35
Changes in operating assets and liabilities:
Trade accounts receivable	16,837	15,136
Inventory	428	(410)
Prepaid expenses	(929)	(33)
Television costs	1,424	6,088
Operating lease liability	(411)	(1,243)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	1,389	(767)
Deferred revenue	(141)	649
Gain on extinguishment of PPP loan	(1,264)	-
Gain on disposal of ROU assets	(97)	-
Deconsolidation of subsidiary	-	304
Net cash provided by operating activities	11,720	11,812
Investing activities:
Disposition of subsidiary, net of cash received	-	(115)
Disposal of discontinued operations	(902)	-
Capital expenditures	(128)	(372)
Net cash used in investing activities	(1,030)	(487)
Financing activities:
Proceeds from issuance of common stock	25	14,561
Repayments of finance lease obligations	-	(308)
Proceeds of government loans	1,196	2,975
Proceeds of bank loans	-	1,021
Repayments of related party loans	-	(5,300)
Repayments of bank loans	(14,204)	(19,726)
Net cash used in financing activities	(12,983)	(6,777)
Effect of exchange rate changes on cash and cash equivalents	39	(69)
Net (decrease) increase in cash and cash equivalents	(2,254)	4,479
Cash and cash equivalents at beginning of period	12,162	10,165

Cash and cash equivalents at end of period	$9,908	$14,644

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